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INDEPENDENT AUDITORS' CONSENT


Flag Investors Maryland Intermediate Tax Free Income Fund, Inc.


We consent to the use in Post-Effective Amendment No. 8 to the Registration Statement of Flag Investors Maryland Intermediate Tax Free Income Fund, Inc. (Registration No. 33-66870) of our report dated April 17, 1998 appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the caption "Financial Highlights" appearing in the Prospectuses, which also are a part of such Registration Statement.



/s/ DELOITTE & TOUCHE LLP
-------------------------
DELOITTE & TOUCHE LLP
Princeton, New Jersey
July 27, 1998